Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of August 10, 2007 (“Agreement Date”), is made between Kimball Hill, Inc., an Illinois corporation having its principal place of business in Rolling Meadows, Illinois (“Company”), and David K. Hill, an individual resident of Illinois (“Executive”).

RECITALS

A.            For many years Executive has served the Company in various capacities, including service as Chairman, Chief Executive Officer and President, and as of the Agreement Date Executive is the Chairman and Chief Executive Officer of the Company.

B.            Executive has had primary responsibility for the growth and success of the Company since its founding and has done so without any employment contract.

C.            During many of his years of service to the Company, Executive’s total compensation (including his salary and bonus) has been lower than the compensation earned by chief executive officers of other comparable homebuilding companies, and at times Executive’s total compensation has been lower than the compensation earned by officers of the Company serving under the Executive.

D.            In December 2005, the Company issued $203 million in principal amount of 10½% senior subordinated notes due 2012 that subsequently were registered with the Securities and Exchange Commission (the “Senior Subordinated Notes”), and the Company successfully completed the negotiation of a $500 million revolving credit facility (the “Credit Facility”).  Subsequently, in September 2006, the Company sold 952,380 newly-issued shares of common stock to Equity Investments III, LLC, representing approximately 21% of the then issued and outstanding shares of common stock of the Company, for $110 million.

E.             Executive’s stature and reputation in the homebuilding industry and his active involvement in management of the Company as its Chairman and Chief Executive Officer were significant factors in the Company’s successful completion of the above-described financings and equity issuance.

F.             The Company wishes to enter into this Agreement with Executive in order to continue to enjoy the benefits of Executive’s reputation, management skills and abilities, experience and contacts in the homebuilding industry.  The Company also desires to provide Executive with compensation commensurate with his position and responsibilities in light of the size and complexity of the Company’s business operations, with due recognition of Executive’s many contributions to the growth and success of the Company and appropriate consideration of providing equity to Executive for his willingness in past years to accept compensation that was lower than what would have been equitable at the time.

G.            This Agreement has been submitted to and approved by the Company’s Board of Directors.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Company and Executive agree as follows:

ARTICLE I
POSITION, DUTIES, COMPENSATION AND BENEFITS

1.1.                  Agreement Term. The employment term of this Agreement (“Agreement Term”) shall be the period beginning on October 1, 2006 (the “Employment Date”) and ending on the fifth anniversary of the Employment Date or, if later, the date to which the Agreement Term is extended under the following sentence.  Beginning on the fifth anniversary of the Employment Date, and on each subsequent anniversary of the Employment Date (unless sooner terminated) the Agreement Term shall automatically be extended on such date by one year unless, not less than ninety days prior to such anniversary, the Company delivers a written notice to Executive or Executive delivers written notice to the Company (either such notice a “Nonrenewal Notice”) that the Agreement Term shall expire on such anniversary; provided that the Company’s Nonrenewal Notice has been specifically authorized by a resolution duly adopted by the Board of Directors (the “Board”) of the Company.

1.2.                  Positions and Duties.

(a)                   Initial Position.  During the first year of the Agreement Term, ending on September 30, 2007, Executive shall be employed by the Company and shall be elected to and serve as the Chairman and Chief Executive Officer (“CEO”) of the Company.  Executive shall report exclusively to the Board.

(b)                   Subsequent Positions.   Commencing October 1, 2007 and during the balance of the Agreement Term, the Executive shall be employed by the Company and shall be elected to and serve as the Executive Chairman (“Executive Chairman”) and Chairman of the Executive Committee of the Company (“Chairman of the Executive Committee”).  Executive shall report exclusively to the Board.

(c)                   Duties, Powers and Responsibilities.  As CEO, Executive shall have such duties, powers and responsibilities as are customary for a chief executive officer and such other duties as may be assigned to him from time to time by the Board.  As Executive Chairman, Executive shall have such duties, powers and responsibilities as are customary for a chairman of the board of directors who is actively involved in the business of the Company and such other duties and responsibilities as may be assigned to him from time to time by the Board.  As Chairman of the Executive Committee, Executive shall have such duties, powers and responsibility as are customary for a chairman of an executive committee of a board of directors.  During the Agreement Term (other than any periods of vacation or sick leave to which the Executive is entitled), Executive shall devote sufficient time and attention to the business and affairs of the Company to discharge the duties assigned to him under this Agreement.  Executive’s services shall be performed principally at the Company’s corporate offices in Rolling Meadows, Illinois, but also may be performed, at Executive’s discretion, from his residence (whether principal or secondary).

Notwithstanding the foregoing provisions, during the Agreement Term:  (1) Executive may serve on corporate, civic, educational and charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, and manage his personal investments and business affairs, so long as the aforesaid activities do not materially interfere or conflict with the performance of his duties under this Agreement; and (2) Executive may continue to remain active in real estate ventures and companies, including without limitation Kimball Hill Development Company and its subsidiaries and affiliates, and Executive may devote such time and attention to such activities as is not materially inconsistent with his past practices.

(d)                   Board Service.  Executive currently serves as a member of the Board, and during the Agreement Term the Company and Executive shall take all necessary and appropriate action to continue to elect Executive as a member of the Board, Executive Chairman and Chairman of the Executive Committee.

1.3.                  Salary and Bonus.

(a)                   Salary.  During the Agreement Term Executive shall earn a base salary (“Salary”) at the rate of $1,500,000 per annum.  Executive’s Salary shall be payable in accordance with the Company’s executive payroll policy.  Such Salary shall be subject to review and increase (but not decrease) by the Company not less frequently than annually.  In no event shall the amount of Executive’s Salary (as may be increased from time to time) be reduced during the Agreement Term.

(b)                   Bonus. During the Agreement Term, the Executive shall also earn an annual bonus (“Bonus”) for each fiscal year of the Company that shall be equal to the following: (i) if the Company and Executive achieve target performance goals for such fiscal year, not less than 120% of the annual amount of Salary in effect on the last day of such fiscal year (“Target Bonus”); (ii) if the Company and Executive achieve or exceed maximum performance goals, an amount equal to 160% of the annual amount of Salary in effect on the last day of such fiscal year; and (iii) if the Company and Executive exceed more than the target performance but less than the maximum performance, an amount determined by linear interpolation between the amounts determined under clauses (i) and (ii) of this sentence based on the percentage of performance achieved.  Reasonable and objective target performance goals shall be established by mutual agreement of the Board and Executive.  In addition, from time to time during the Agreement Term, the Board in its discretion may award an additional Bonus to Executive based upon such factors as the Board deems appropriate.

Executive’s Bonus for each fiscal year during the Agreement Term shall be payable in cash not later than three and one-half months following the end of such fiscal year.  Executive’s Bonus will be pro-rated for partial years of employment.

(c)                   Other Benefits.  During the Agreement Term:  (1) Executive shall be eligible to participate in all other incentive plans or arrangements (not including annual bonus), savings and retirement plans, welfare benefit plans (including without limitation medical, prescription, dental, disability, salary continuance, individual life, group life, dependent life, accidental death and travel accident insurance plans) and fringe benefit plans provided by the Company from time to time applicable to the most senior executives of the Company generally, in accordance with the terms of such plans; (2) Executive shall be entitled to reimbursement of all reasonable employment-related expenses incurred by Executive upon the Company’s receipt of accountings in accordance with the terms of the policies applicable to the most senior executives of the Company generally; (3) Executive shall be entitled to an office or offices of a size and with furnishings and other appointments and to secretarial and other assistance provided by the Company from time to time in accordance with the policies applicable to the most senior executives of the Company generally and consistent with the Company’s past practice with respect to Executive; and (4) Executive shall be entitled to paid vacation provided by the Company from time to time in accordance with the policies applicable to the most senior executives of the Company generally, but in no event less than ten weeks per year.

ARTICLE II
TERMINATION OF EMPLOYMENT

2.1.                  Disability.  Executive’s employment shall terminate automatically upon Executive’s Disability during the Agreement Term.  For purposes of this Agreement “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or permanent inability to engage in substantial gainful activity.  Executive’s Disability shall be certified by a physician jointly selected by the Company or its insurers and Executive or Executive’s legal representatives after Executive has been unable to engage in any substantial gainful activity for twelve months.  The date of termination (“Termination Date”) by reason of Executive’s Disability shall be the date on which such Disability is certified to by such jointly selected physician.

2.2.                  Death.  Executive’s employment shall terminate automatically upon the Executive’s death during the Agreement Term.  The Termination Date by reason of Executive’s death shall be the date of Executive’s death.

2.3.                  Cause.  During the Agreement Term, the Company may terminate Executive’s employment for Cause.  For purposes of this Agreement “Cause” means Executive’s conviction of a felony, or conviction of a misdemeanor involving fraud, dishonesty or moral turpitude, or Executive’s willful or intentional material breach of this Agreement, provided, however, that Cause shall not include any one or more of the following:  (i) bad judgment or negligence of the Executive; (ii) any act or omission believed by the Executive in good faith to have been in or not opposed to the interests of the Company; or (iii) any act or omission of which the President, the Board or a majority of the members of the Board who are not parties to such act or omission has or have had actual knowledge.  Any termination of employment by the Company for Cause shall be communicated to the Executive by a written notice (“Notice of Termination”‘) which sets forth (a) the specific termination provision in this Agreement relied upon by the Company, and (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under such termination provision.

2.4.                  Good Reason. During the Agreement Term, Executive may terminate his employment for Good Reason.  For purposes of this Agreement “Good Reason” means any of the following:  (a) any material breach of the Agreement by the Company or its successors or assigns; or (b) the Company’s failure to take appropriate action to elect Executive as CEO or Executive Chairman, as the case may be.

Any termination of employment by Executive for Good Reason shall be communicated to the Company by Notice of Termination, and the Termination Date shall be the date of delivery of the Notice of Termination unless the Notice of Termination specifies a later Termination Date, which shall not be later than fifteen days after delivery of the Notice of Termination.  Prior to resigning for Good Reason, Executive shall give written notice of the facts and circumstances claimed to provide a basis for such resignation not more than sixty days after he has actual knowledge of such facts and circumstances, and if the Company has cured such facts and circumstances within thirty days after receipt of such notice, Executive shall not be entitled to resign for Good Reason.

ARTICLE III
OBLIGATIONS OF THE COMPANY UPON TERMINATION OF EMPLOYMENT

3.1.                  If by Executive for Good Reason, or by the Company Other Than for Cause, or upon Disability or Death.  During the Agreement Term, if Executive shall terminate employment for Good Reason, or if the Company shall terminate Executive’s employment (including termination by reason of a Nonrenewal Notice) other than for Cause, or if Executive’s employment is terminated by reason of Executive’s Disability or death, the Company’s obligations to Executive shall be as follows:

(a)                   The Company shall immediately pay Executive a cash amount equal to the sum of all unpaid amounts of Salary and Bonus and all unpaid vacation previously accrued to the benefit of Executive and any rights Executive may have under the terms of applicable welfare and fringe benefit plans and applicable law (“Accrued Obligations”).

(b)                   For a period ending three years after the Termination Date, the Company shall pay Executive, on each normal payroll date (not less frequently than monthly), an amount equal to the sum of Executive’s Salary in effect on the Termination Date plus Target Bonus in an amount equal to 120% of Executive’s Salary, divided by the number of payroll periods in each respective 12-month period during such three-year period.

Notwithstanding the foregoing, if on the Termination Date the Company or any other entity that is aggregated with the Company under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”), has any outstanding stock that is publicly traded on an established securities market or otherwise, then, in order to satisfy the requirements of Section 409A of the Code, the following shall apply:

(1)  The payment to be made on each payroll date shall be treated as a separate payment for purposes of Section 409A.

(2)  The aggregate amount of all payments, if any, payable after March 15 of the year following the year that includes the Termination Date (or, if later, the fifteenth day of the third month after the end of the Company’s fiscal year that includes the Termination Date) but before the date that is six months after the Termination Date (increased by any other amounts of taxable compensation paid to the Executive during such period that would not have been paid but for the termination, including any taxable fringe benefits to which the Executive is entitled under Section 3.1(c) to the extent the total amount of such fringe benefits exceeds the limit in effect under Section 402(g) of the Code in the year of termination, but not including any medical, disability or life insurance benefits) shall not exceed two times the lesser of (i) the Salary on the last day of the year immediately preceding the Termination Date, or (ii) the limit in effect under Section 401(a)(17) of the Code during the year that includes the Termination Date.

(3)  To the extent the payments payable during the period described in Subsection 3.1(b)(2) would otherwise exceed the limit of that subsection, such payments shall be reduced, in reverse order of payment, to the extent necessary to satisfy Subsection 3.1(b)(2) and the amount by which the payments are reduced will be paid to Executive in a lump sum, without interest, six months after the Termination Date.  However, if Executive dies during such period, the limits of Subsection 3.1(b)(2) shall not apply to payments to the Executive’s Beneficiary, and the amount by which any payments to the Executive were reduced shall be paid to the Beneficiary as soon as practical after Executive’s death.

(c)                   For a period ending three years after the Termination Date, the Company shall continue to provide to the Executive and the Executive’s spouse and children welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, individual life, group life, accidental death and travel accident insurance plans and programs and fringe benefits), which are at least as favorable as the plans provided from time to time by the Company applicable to the most senior executives and their spouses and children generally and in accordance with the terms of such plans.  Executive’s rights under this Section 3.1(c) shall be in satisfaction of any post-termination continuation coverage or conversion rights that Executive may have pursuant to applicable law, including without limitation, continuation coverage required by Section 4980B of the Code (“COBRA”).  If the medical benefits (including dental and prescription) are provided under a self-insured medical plan, then the Executive shall recognize as taxable income for each month during such period an amount equal to the difference between the COBRA premium for such coverage and the amount of premium paid by the Executive, and any applicable taxes shall be withheld from amounts payable under Section 3.1(a), and to the extent the Executive pays any medical expenses for which he is entitled to be reimbursed under such plan he shall be reimbursed not later than the last day of the year following the year in which he pays such expense.

3.2.                  If by the Company for Cause.  During the Agreement Term, if the Company shall terminate Executive’s employment for Cause, the Company’s sole obligation to Executive shall be to pay Executive in cash all Accrued Obligations.

3.3.                  If by Executive Other Than for Good Reason, Disability or Death.  During the Agreement Term, if Executive shall terminate employment other than for Good Reason,

Disability or death, the Company’s sole obligation to Executive shall be to pay Executive in cash all Accrued Obligations.

3.4.                  Tax Considerations.

(a)           Reduced Amount.  If it is determined that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement (collectively, “Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, but not including any tax payable under Section 409A of the Code (such excise tax and all such similar taxes collectively, “Excise Taxes”), then the amount of such Payments shall be reduced to the extent necessary to avoid the imposition of Excise Taxes (the amount to which the Payments are reduced is hereinafter called the “Reduced Amount”), unless the portion of the Reduced Amount that the Executive would retain after the application of all applicable income and other taxes exclusive of Excise Taxes (hereinafter called the “Applicable Taxes”), would be less than the portion of the unreduced amount of the Payments that the Executive would retain after application of Excise Taxes and all Applicable Taxes.

(b)                   Gross-up Payment.  Notwithstanding Section 3.4(a), if the portion of the Reduced Amount that the Executive would retain after the application of all Applicable Taxes, would be less than the portion of the unreduced amount of the Payments that the Executive would retain after application of Excise Taxes and all Applicable Taxes, then, in lieu of the reduction described in Section 3.4(a), the Company shall pay the Executive an amount (“Gross-up Payment”) equal to the product of (i)      the amount of such Excise Taxes multiplied by (ii) the Gross-up Multiple (as defined below).

The “Gross-up Multiple” shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective rates of all Applicable Taxes and any Excise Taxes applicable to the Gross-up Payment.  The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by the Executive with respect to the Gross-up Payment.  For all purposes of this Section 3.4, all amounts payable to the Executive shall be deemed to be subject to the highest effective marginal rates of federal, state, local or other income or other taxes.  The Gross-up Payment shall be paid to Executive not later than the end of the calendar year following the year in which the Executive remits the Excise Taxes to the Internal Revenue Service.  The preceding sentence is intended to satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(1)(v) and shall be so construed.

ARTICLE IV
EQUITY OWNERSHIP PROVISIONS

4.1                   Purchase of Stock upon Executive’s Death or Disability.  Executive, as Trustee of the David K. Hill Trust dated March 4, 2004 (the “Trust”), is the owner of 2,818,655 shares of common stock of the Company.  As used in this Agreement, the term “Trustee” means the Trustee from time to time of the Trust.  If Executive’s employment is terminated by reason of Executive’s death or Disability during the Agreement Term, Trustee shall have the right, but not the obligation, exercisable at any time and from time to time during the period ending five years after the Termination Date, to put up to 500,000 shares of common stock of the Company (“Shares”) at the price and in the manner provided hereinafter.

4.2                   Procedures to Exercise Put Right.

(a)                   Trustee’s put right may be exercised at any time after the Termination Date in installments of no less than 1,000 Shares.  If Trustee wishes to exercise his put right, Trustee shall give written notice of Trustee’s intention to do so (“Trustee’s Notice of Intent”), setting forth the number of Shares that Trustee wishes to sell to the Company at that time.

(b)                   Executive acknowledges that the Company’s loan and financing agreements, including the Trust Indenture (the “Trust Indenture”) with respect to the Senior Subordinated Notes and the Credit Agreement (the “Credit Agreement”) with respect to the Credit Facility, as they may be amended, modified, refinanced or replaced in the future, place various limitations, restrictions and constraints upon the Company’s ability and willingness to redeem Shares from its shareholders.  Executive further acknowledges that the Company has the right and need to maintain a certain level of financial availability to make “Restricted Payments” as defined in the aforesaid Trust Indenture and to avoid the possibility of a default or failure to comply with any of its covenants and agreements made in the Trust Indenture and the Credit Agreement.  Accordingly, within thirty days after receipt of Trustee’s Notice of Intent, the Company shall notify Trustee in writing (“Company’s Notice of Willingness”) of the maximum number of Shares that the Company, in its sole discretion, reasonably determines that the Company is willing to purchase in light of the Company’s financial condition and prospects and the limitations, restrictions and constraints in its loan and financing agreements, including the Trust Indenture and the Credit Agreement, as in force and effect at that time.  Company’s Notice of Willingness also shall set forth in reasonable detail the basis and business reasons for the Company’s determination.  Within thirty days after receipt of Company’s Notice of Willingness, Trustee shall give written notice (“Trustee’s Put Notice”) to the Company of the number of Shares that Trustee wishes to sell to the Company (the “Put Shares”), provided that the number of Put Shares may not exceed the maximum number of Shares that the Company is willing to purchase as stated in Company’s Notice of Willingness.

(c)                   The purchase price of the Put Shares shall be the “ESOP Value”, which shall be the per share valuation of Shares owned by the Company’s employee stock ownership plan (the “ESOP”) as determined by the most recent appraisal prior to the date of Company’s receipt of Trustee’s Put Notice made by an independent appraiser pursuant to Section 409(e) or 4975 of the Internal Revenue Code, as amended.  If the Company does not maintain an ESOP, the ESOP Value shall be the fair market value of the Put Shares as determined reasonably and in good faith by the Board.

(d)                   Within thirty days after the Company’s receipt of the Trustee’s Put Notice, Trustee shall deliver to the Company one or more stock certificates representing the Put Shares, with appropriate executed stock powers conveying title to the Put Shares and representing and warranting good title free and clear of liens, encumbrances and claims of others, and the Company shall purchase and pay for the Put Shares in a single cash payment.

ARTICLE V
NON-COMPETE AND NON-SOLICITATION

5.1                   Non-Compete.  Executive agrees that, during the Agreement Term and for the period of three years after the Termination Date (the “Noncompete Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which manufactures homes within the United States (any of the foregoing, a “Competitive Activity”); provided, however, that during the Noncompete Period Executive may engage in any activity that is permitted by Section 1.2(c) and Executive shall not be prohibited from the passive ownership (viz. Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange. Executive agrees that the aforementioned covenant is reasonable with respect to its duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of this restriction is necessary to protect the goodwill of the Company.

5.2                   Non-Solicitation.  During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries or affiliated entities to leave his employer, (ii) hire any person who was an employee of the Company or any of its subsidiaries or affiliated entities during the twelve months preceding such hiring, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its subsidiaries or affiliated entities to cease doing business with the Company or such subsidiary or affiliated entity, or (iv) in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its subsidiaries or affiliated entities.

5.3                   Judicial Action and Authority.  Executive acknowledges that the restrictions contained in this Article V are reasonable.  However, if, at the time of enforcement of any of the provisions of this Article V, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  In addition, Executive acknowledges and agrees that in the event of the breach or a threatened breach by Executive of any of the provisions of this Article V, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach or violation by Executive of this Article V, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

5.4                   Survival.  The provisions of this Article V shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Agreement Term.

ARTICLE VI
SET-OFF AND MITIGATION

6.1                   No Set-off by Company.  The Executive’s right to receive when due the payments and other benefits provided for under and in accordance with the terms of this Agreement is absolute, unconditional and shall not be subject to set-off, counterclaim or legal or equitable defense. Time is of the essence in performance by the Company of its obligations under this Agreement.

6.2                   No Mitigation. The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement upon any termination of employment by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment by another employer or self-employment.

ARTICLE VII
MISCELLANEOUS

7.1                   Legal Fees.  The Company will reimburse Executive for Executive’s legal fees and expenses incurred in negotiating this Agreement, to a maximum of $35,000.

7.2                   Submission to Jurisdiction.  Executive and the Company agree that any and all claims and disputes arising out of or relating to this Agreement or any breach hereof shall be resolved solely and exclusively by lawsuit or other judicial action filed in the federal or state courts sitting in Chicago, Illinois.  Each party waives any objection to personal jurisdiction (provided that process is properly served) or venue in such courts, and any defense of forum non conveniens or any similar doctrine.

7.3                   No Assignability.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

7.4                   Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Any successor to the business and/or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

7.5                   Payments to Beneficiary.  If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid to the beneficiary designated in writing by Executive, or if none is so designated, to Executive’s estate.

7.6                   Severability.  If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid as long as the general intent of the parties as indicated in the Agreement can still be carried out.  Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.

7.7                   Entire Agreement; Amendments.  This Agreement contains the entire understanding of the Company and Executive with respect to its subject matter.  This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Executive.

7.8                   Notices.  All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally recognized delivery service that promises overnight delivery, or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	David K. Hill
2008 Abbotsford Drive
Barrington, IL 60010

with a copy to:	James A. Moehling
Holland & Knight LLP
131 South Dearborn Street, 30th Floor
Chicago, Illinois 60603

If to the Company:	Kimball Hill, Inc.
5999 New Wilke Road, Suite 504
Rolling Meadows, Illinois 60008
Attention: President

with a copy to:	Kimball Hill, Inc.
5999 New Wilke Road, Suite 504
Rolling Meadows, Illinois 60008
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

7.9                   Liability Insurance Coverage.  During the Agreement Term, and for a period of not less than six years after the Termination Date, Executive shall be covered by any directors and officers, errors and omissions or other suitable insurance maintained by the Company on a basis not less favorable than such insurance protection, if any, provided from time to time to other most senior executive officers or member of the Board, in connection with claims arising in connection with Executive’s services to the Company or any corporation, business, person, trust or other entity which Executive is or was serving at the request of the Company.

7.10                 Survival of Executive’s Rights.  Except as provided in Article III respecting rights terminated under that Article, all of Executive’s rights hereunder, including without limitation his rights to compensation, benefits and reimbursement of fees and expenses, shall survive any termination of the relationship of Executive with the Company, including expiration of the Agreement Term or termination of this Agreement, and shall be binding on the successors and assigns of the Company and shall inure to the benefit of the successors, assigns, heirs and personal representatives of Executive.

7.11                 Governing Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws principles.

7.12                 Tax Withholding.  The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

7.13                 No Waiver.  Failure by the Company or Executive to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.  A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

7.14                 Grammar.  Except where the context required otherwise, as used in this Agreement, the masculine gender includes the feminine and neuter genders and the singular includes the plural.

IN WITNESS WHEREOF, Executive and the Company have signed this Agreement as of the date first above written.

KIMBALL HILL, INC.

By:	/s/ C. Kenneth Love
C. Kenneth Love, President

/s/ David K. Hill
David K. Hill